UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2005

CITADEL SECURITY SOFTWARE INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-33491	75-2873882
(STATE OR OTHER	(COMMISSION FILE NUMBER)	(IRS EMPLOYER
JURISDICTION OF		IDENTIFICATION NUMBER)
INCORPORATION)

TWO LINCOLN CENTRE
5420 LBJ FREEWAY, SUITE 1600
DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(214) 520-9292
Registrant's Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2004 Citadel Security Software Inc. ("Citadel") filed a report on Form 8-K reporting that as of December 28, 2004, Citadel received a waiver from Comerica Bank ("Comerica") related to Citadel’s non-compliance with the Minimum Fixed Charge Ratio covenant set forth in the Loan and Security Agreement between Citadel and Comerica (the "Loan Agreement"). Under the terms of the Loan Agreement, such non-compliance would be deemed an event of default and could result in an acceleration of all of Citadel’s indebtedness thereunder. As of December 30, 2004, $3,330,584 was outstanding in principal and interest under the Loan Agreement. Citadel has timely made all payments of interest and principal to the bank pursuant to the terms of the Loan Agreement.

Comerica and Citadel agreed to renegotiate the loan covenants to bring them more in line with Citadel's operations and on February 28, 2005, Citadel entered into a commitment letter with Comerica, to amend the Loan Agreement. Under this commitment letter, Citadel and Comerica agreed to modify the Loan Agreement's financial covenants, including a liquidity ratio test, EBITDA requirement and a minimum cash balance on the terms set forth in the commitment letter, a copy of which is filed as an exhibit to this Current Report on Form 8-K and incorporated by reference. We anticipate that the other material terms of the Loan Agreement, including interest rate and final maturity, will remain the same. The consummation of the amendment remains subject to negotiation of mutually agreeable documents.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Commitment Letter to restructure Loan and Security Agreement, dated as of February 28, 2005, between Citadel Security Software Inc. and Comerica Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Citadel Security Software Inc.
(Registrant)

By: /s/ RICHARD CONNELLY
Richard Connelly
Chief Financial Officer

Dated as of March 3, 2005